EXHIBIT 99.1

APOGENT ANNOUNCES RESULTS OF TENDER OFFER FOR 8% SENIOR NOTES AND PRICING

PORTSMOUTH, NH, September 25, 2003 — Apogent Technologies Inc. announced today that it has received the requisite consents to execute a supplemental indenture amending the indenture relating to its 8% Senior Notes due 2011 (the “Notes”) pursuant to the previously announced consent solicitation, and that the purchase price for Notes tendered in the related cash tender offer for any and all of the Notes has been determined.

The consent solicitation relating to the Notes expired today at 5:00 p.m., New York City time (the “Consent Date”). As of the Consent Date, Apogent had received tenders of Notes and deliveries of related consents from holders of approximately 97.5% of the $325 million aggregate principal amount of Notes outstanding. The supplemental indenture has been executed by Apogent and the trustee but will not become operative until after Notes are accepted for purchase and payment pursuant to the tender offer.

Apogent announced that, subject to the terms and conditions of the tender offer, the total consideration to be paid per $1,000 principal amount of Notes validly tendered and not properly withdrawn on or prior to the Consent Date has been fixed at $1,177.75, which includes the consent payment of $30 per $1,000 principal amount of Notes, subject to the terms and conditions of the tender offer. Apogent also announced that the tender offer consideration to be paid per $1,000 principal amount of Notes validly tendered and not properly withdrawn after the Consent Date has been fixed at $1,147.75, subject to the terms and conditions of the tender offer. These amounts were determined based upon the pricing formula set forth in the Offer to Purchase and Consent Solicitation Statement dated September 16, 2003 pursuant to which the tender offer and the consent solicitation are being made. Subject to the terms and conditions of the tender offer, the total consideration or tender offer consideration, as the case may be, will be payable to the holders entitled thereto together with accrued and unpaid interest up to, but excluding the applicable settlement date.

The tender offer will expire at 5:00 p.m., New York City time on October 15, 2003, unless extended by Apogent (the “Expiration Date”).

Apogent currently expects to make payment for Notes validly tendered and not properly withdrawn on or prior to the Consent Date on September 29, 2003, and to make payment for Notes validly tendered and not properly withdrawn after the Consent Date and on or prior to the Expiration Date promptly after the Expiration Date, subject to the terms and conditions of the tender offer.

Lehman Brothers is acting as the sole dealer manager for the tender offer and sole solicitation agent for the consent solicitation. The information agent for the tender offer and consent solicitation is Georgeson Shareholder Services and the depositary is The Bank of New York.

This news release is neither an offer to purchase nor an offer to sell securities. The tender offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated September 16, 2003 and the related Consent and Letter of Transmittal. Requests for documentation should be directed to Georgeson at (866) 295-8152 (banks and brokers may also call (212) 440-9800 (collect)). Questions regarding the tender offer and consent solicitation should be directed to Lehman Brothers at (800) 438-3242 or (212) 528-7581 (collect).